Exhibit 10.09

MSC Industrial Direct Co., Inc.

75 Maxess Road

Melville, NY 11747

June 26, 2018

David Wright

c/o MSC Industrial Direct Co., Inc.

75 Maxess Road

Melville, NY 11747

Re: Termination of Change in Control Agreement and Participation in New Executive Change in Control Severance Plan

Dear Mr. Wright:

On June 19, 2018, the Board of Directors of MSC Industrial Direct Co., Inc. (“MSC”) adopted a new Executive Change in Control Severance Plan, a copy of which is attached as Exhibit A to this letter (the “Plan”). The Board has designated you as a Participant in the Plan, contingent and effective upon the termination of the Change in Control Agreement, dated as of March 31, 2016, between you and MSC (as amended to date, the “Change in Control Agreement”).

This letter will confirm our understanding and agreement as follows:

1.

MSC and you hereby agree that, effective immediately, the Change in Control Agreement shall be terminated in its entirety and of no further force or effect, and you shall become a Participant in the Plan in accordance with the terms and provisions of the Plan.

2.	You hereby acknowledge that you have received and reviewed the attached copy of the Plan, and agree to be bound by the terms and provisions of the Plan.

If the foregoing agrees with your understanding, please countersign a copy of this letter in the space provided below and return the countersigned copy to MSC, whereupon this letter will become a binding agreement between you and MSC.

Very truly yours,

MSC INDUSTRIAL DIRECT CO., INC.

By: /s/ Steve Armstrong

Name: Steve Armstrong

Title: General Counsel

Agreed to and accepted on June 26, 2018:

/s/ David Wright

David Wright